Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Cawley, Gillespie and Associates, Inc. hereby consents to the use of its name and the information from its reports regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value as of January 1, 2007 in Foothills Resources, Inc.’s Annual Report on Form 10-K for the year ended December  31, 2006, and to the incorporation by reference thereof into Foothills Resources, Inc.’s previously filed Registration Statement No. 333-137925 on Form SB-2, as amended.

CAWLEY, GILLESPIE AND ASSOCIATES, INC.

Ft. Worth, Texas

April 12, 2007